Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the McMoRan Exploration Co. 2003 Stock Incentive Plan for the registration of 2,000,000 shares of McMoRan Exploration Co. common stock and 2,000,000 preferred stock purchase rights and to the incorporation by reference therein of our reports dated January 22, 2003 with respect to the 2002 consolidated financial statements and schedule of McMoRan Exploration Co. included in its Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

May 21, 2003